                                                                       Exhibit 6


                                                                  April 24, 1998

The Prudential Insurance Company Of America
Prudential Plaza
Newark, New Jersey  07102-3277

Gentlemen:

This opinion is furnished in connection with the registration by The Prudential Insurance Company of America of Prudential Survivorship Preferred Variable Appreciable Life Insurance Contract ("Contract") under the Securities Act of 1933. The prospectus included in the Post-Effective Amendment No. 3 to Registration No. 33-61079 on Form S-6 describes the Contract. I have reviewed the Contract and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

1. The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Illustrations of Cash Surrender Values, Death Benefits, and Accumulated Premiums", based on the assumptions stated in the illustrations are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to the prospective purchaser of a Contract issued on a male age 55 and a female age 50, than to prospective purchasers of Contracts of different combinations of age, sex, or smoking status.

2. The graphs included in the section of the prospectus entitled "Type of Insurance Amount", based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.

3. The examples shown in the section of the prospectus entitled "Changing the Type of Insurance Amount" are consistent with the provisions of the Contract.

4. The charts included in the sections of the prospectus "How a Fixed Insurance Amount Contract's Death Benefit Will Vary" and "How a Fixed Insurance Amount Contract's Death Benefit Will Vary" are consistent with the provisions of the Contract.

5. The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon The Prudential Insurance Company of America as the result of the enactment of
     Section 848 of the internal Revenue Code. In reaching that conclusion, a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a project after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,



/s/
------------------------------------
Andy Mirchuk, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America

                                     II-10